Filed Pursuant to Rule 424(b)(2)
Registration Statement File No. 333-144496

Prospectus supplement to prospectus dated October 5, 2007

14,500,000 shares

McMoRan Exploration Co.

Common shares

We are offering 14,500,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “MMR.” On June 16, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $5.79 per share.

Concurrently with this offering of common stock, we are offering 75,000 shares of our 8% convertible perpetual preferred stock (86,250 shares if the underwriters exercise their over-allotment option in full). We are offering the convertible perpetual preferred stock pursuant to a separate prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any of our shares of convertible perpetual preferred stock. Completion of this offering is not conditioned upon the closing of the concurrent offering of the convertible perpetual preferred stock.

Investing in our common stock involves certain risks. Before buying shares of our common stock, you should read the discussion of material risks described in “Risk factors” beginning on page S-6 of this prospectus supplement for more information.

	Per Share	Total

Public offering price	$5.7500	$83,375,000
Underwriting discount	$0.2731	$3,959,950
Proceeds, before expenses, to McMoRan Exploration Co.	$5.4769	$79,415,050

We have granted the underwriters an option for a period of 30 days to purchase up to 2,175,000 additional shares of our common stock at the public offering price less the underwriting discount to cover over-allotments.

Delivery of the shares of common stock will be made on or about June 22, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Book-Running Manager

J.P. Morgan

Co-Managers
Dahlman Rose & Company
BNP PARIBAS
Capital One Southcoast
Howard Weil Incorporated
TD Securities
ING Wholesale
Piper Jaffray
The date of this prospectus supplement is June 17, 2009.

Prospectus supplement

Prospectus

You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, or in any related free writing prospectus issued by us and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us, or any document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

About this prospectus supplement

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and contains certain summary information regarding our company. The second part, the accompanying prospectus, provides more general information about us and our business, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where you can find more information.”

Except as otherwise described herein or unless the context otherwise requires, all references to “McMoRan,” “MMR,” “we,” “us,” and “our” in this prospectus supplement refer to McMoRan Exploration Co. and all entities owned or controlled by McMoRan Exploration Co.

Industry and other information

Unless we indicate otherwise, we base the information concerning the oil and gas industry that is presented or incorporated by reference herein on our general knowledge of and expectations concerning the industry. Statements regarding our market position and market share are based on our assessment of data available to us from various industry sources and assumptions that we believe to be reasonable based on our knowledge of the oil and gas industry. We have not independently verified data obtained from industry sources and do not guarantee its accuracy or completeness. In addition, we believe that data regarding the oil and gas industry and our market position and market share within such industry is inherently imprecise and therefore should be used only as general guidance. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk factors” section of this prospectus supplement and the other information contained or incorporated by reference herein.

S-ii

Cautionary statement regarding forward-looking statements

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement or the accompanying prospectus or may be incorporated in this prospectus supplement or the accompanying prospectus by reference to other documents and may include statements for the period following the completion of this offering. Our representatives may also make forward-looking statements. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding our financial plans; our indebtedness; acquisitions; our exploration and development plans; our ability to satisfy our reclamation, indemnification and environmental obligations; anticipated flow rates of producing and new wells; drilling potential and results; reserve estimates and depletion rates; general economic and business conditions; risks and hazards inherent in the production of oil and natural gas; our ability to fully insure against the inherent risks and hazards of our operations at commercially reasonable costs; demand and potential demand for oil and natural gas; trends in oil and natural gas prices; amounts and timing of capital expenditures and reclamation costs; and our ability to obtain permits necessary for new operations. The words “anticipates,” “may,” “can,” “plans,” “feels,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to us or our management, are intended to identify those assertions as forward-looking statements.

When we or our representatives make any such statements, we or the person making them believes that the assumptions underlying the expression of such expectations are reasonable. We caution readers that these statements are not guarantees of future performance, and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards; and other factors described in more detail under the heading “Risk factors.”

Accordingly, we give no assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact, if any, they will have on our results of operations or financial condition. Except for meeting our ongoing obligations under the federal securities laws, we do not intend and undertake no obligation to update or revise any forward-looking statements.

S-iii

Summary

The following summary does not contain all of the information you should consider before buying shares of our common stock and is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the materials filed with the Securities and Exchange Commission (SEC) that are considered to be part of this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus carefully, including “Risk factors,” and the documents incorporated by reference herein and therein before making an investment decision.

McMoRan Exploration Co.

Our business

We engage in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. We have one of the largest acreage positions in the shallow waters of these areas, which are our regions of focus. Our focused strategy enables us to capitalize on our geological and technical capabilities and our more than 35 years of operating experience in this region. We also believe that the scale of our operations in the Gulf of Mexico allows us to realize certain operating synergies and provides a strong platform from which to pursue our business strategy. Our oil and gas operations are conducted through McMoRan Oil & Gas LLC (MOXY), our principal operating subsidiary. At December 31, 2008, our proved oil and natural gas reserves were approximately 345 billion cubic feet equivalent, 84 percent of which were proved developed and 70 percent of which were natural gas.

Our scope of operations

We conduct substantially all of our operations in the shallow waters of the Gulf of Mexico, commonly referred to as the “shelf,” and onshore in the Gulf Coast region. We believe that we have significant exploration opportunities in large, deep geologic structures commonly referred to as “deep gas” or the “deep shelf” (prospects with drilling depths between 15,000 feet to 25,000 feet) that are located beneath the shallow waters of the Gulf of Mexico shelf. These structures often lie beneath shallow reservoirs where significant reserves have already been produced. Our 2007 acquisition of substantially all of the proved oil and gas property interests and related assets of Newfield Exploration Company located on the outer continental shelf of the Gulf of Mexico increased our deep gas exploration potential, provided access to new “ultra-deep” exploration opportunities (prospects with total drilling depths in excess of 25,000 feet) and established us as a significant producer on the “traditional shelf” (prospects located at drilling depths not exceeding 15,000 feet) of the Gulf of Mexico. The proximity of our shelf prospects to existing oil and gas infrastructure generally lowers development costs and the time needed to bring production on-line.

Our expertise and experience

We have significant expertise in various exploration and production technologies, including the incorporation of 3-D seismic interpretation capabilities with traditional structural geological techniques, offshore drilling to significant total depths and horizontal drilling. As of June 12,

2009, we employed 64 oil and gas technical professionals, including geophysicists, geologists, petroleum engineers, production and reservoir engineers and technical professionals, most of whom have considerable experience in their respective fields. We also own or have rights to an extensive seismic database, including 3-D seismic data on substantially all of our acreage. We leverage our in-house expertise and advanced technological capabilities to benefit our operations and identify high potential, high risk drilling prospects in the Gulf of Mexico. We continue to focus on enhancing reserve and production growth in the Gulf of Mexico by applying these technologies.

Our experience and recognition as an industry leader in drilling deep gas wells in the Gulf of Mexico also provides us with opportunities to partner with other established oil and gas companies. These partnerships, which typically involve the exploration of our identified prospects or prospects that are brought to us by third parties, allow us to diversify our risks and better manage costs.

Our exploration strategy

Our exploration strategy, which we refer to as the “deeper pool concept,” involves exploring prospects in the Deep Miocene geologic trend that lie beneath shallower intervals that have had significant past production. We believe our techniques for identifying reservoirs using structural geology augmented by 3-D seismic data will enable us to identify and exploit additional “deeper pool” prospects at drilling depths exceeding 15,000 feet. We are also pursuing a strategy to test Miocene and earlier age formations within “ultra-deep” prospects on the shelf of the Gulf of Mexico that we believe have the potential to contain significant hydrocarbons.

We use our expertise and a rigorous analytical process in conducting our exploration and development activities. While implementing our drilling plans, we focus on:

•	allocating investment capital based on the potential risk and reward for each exploratory and developmental opportunity;

•	utilizing advanced seismic applications in combination with traditional analysis;

•	employing professionals with geophysical and geological expertise;

•	using new technology applications in drilling and completion practices; and

•	increasing the efficiency of our production practices.

Our plans

We intend to continue to focus on pursuing deep gas and ultra-deep prospects on the shelf of the Gulf of Mexico that we believe have promise based on data we have obtained from our prior exploratory wells. We will be responsive to market conditions by prudently managing our capital spending as we continue to seek to build asset values through our focused drilling program. For 2009, we have allocated approximately 30 percent of our planned capital expenditures for development activities associated with identified completions, recompletions and other related activities. Future capital expenditures for development activities will be driven by our timing of the development of our proved reserves and the success of our exploration activities.

Recent Developments

On April 20, 2009, we announced our first quarter 2009 financial results and provided production guidance for the second quarter and full year 2009. We announced that we expect average daily production for 2009 to approximate 215 MMcfe/d net to us, including 180 MMcfe/d in the second quarter 2009. These production estimates are dependent on the timing of restoring downstream pipelines and facilities damaged by the September 2008 hurricanes and production performance from existing wells and new wells being completed.

Ammazzo. The Ammazzo deep gas exploratory prospect on South Marsh Island Block 251 commenced drilling on November 22, 2008 and in May 2009 was evaluated to be nonproductive. While the well was nonproductive, we gained important geological information from the well that supports our belief that there are large, deep structures with the potential to contain significant hydrocarbon reserves available on the Shelf. The Ammazzo well has been temporarily abandoned as future plans are considered. Our partners in the well included Plains Exploration & Production Company (NYSE: PXP) and Energy XXI (NASDAQ: EXXI).

Cordage and Blueberry Hill. The Cordage deep gas exploratory prospect located in 50 feet of water on West Cameron Block 207 commenced drilling on March 18, 2009. The Cordage well has been drilled to 20,061 feet and will be deepened. The well has a permitted depth of 21,500 feet. We own a 38.0 percent working interest and a 30.5 percent net revenue interest in the well. Mariner Energy, Inc. (NYSE: ME) is the operator of the well and holds a 50.0 percent working interest. Upon completion of operations at Cordage, the rig will be moved to the Sherwood prospect on High Island Block 133 to commence exploration drilling activities. We own a 29.3 percent working interest and a 23.5 percent net revenue interest in the Sherwood prospect.

On March 29, 2009, we re-entered a previously existing well bore and commenced sidetracking operations at the Blueberry Hill deep gas prospect located on Louisiana State Lease 340 in 10 feet of water. The Blueberry Hill sidetrack well has been drilled to 19,600 feet and has a proposed total depth of 24,000 feet. We believe the Operc and Gyro sands targeted in the sidetrack could be better developed in a down-dip position on the flank of the structure than the Operc and Gyro sands encountered in the original Blueberry Hill well.

Blueberry Hill lies three and a half miles southeast of the shallower Mound Point field. Based on drilling data to date, we are encouraged by the several zones that exhibited resistivity as indicated by a log-while-drilling tool in the Rob-L section that correlates to the Flatrock type Miocene-age sands discovered below the shallower Tiger Shoal field located approximately 10 miles to the west. Drilling at the Blueberry Hill sidetrack has now encountered the upper Operc section located between the shallower Rob-L section and the targeted deeper Gyro section. The original Blueberry Hill well encountered multiple Operc sands with apparent resistivity and multiple thin Gyro sands deemed to be gas productive which will also be tested by the sidetrack well. Determination of commercial hydrocarbons depends on the results from further drilling and evaluation by wireline log analysis. We own a 42.9 percent working interest and a 29.7 percent net revenue interest in the well.

Davy Jones and Blackbeard West. We are currently conducting a feasibility assessment to determine the practicality of reentering a previously abandoned well bore to evaluate the Davy Jones ultra-deep prospect located in 20 feet of water, northwest of Ammazzo.

In May 2009, the Minerals Management Service granted our request for a geophysical Suspension of Operations (SOO) to extend our leases in the Blackbeard area, including South Timbalier Block 168. The SOO will provide time for seismic re-processing, which will provide a clearer picture of the deep structure, and allow us to evaluate whether to drill deeper at Blackbeard West, drill an offset location or complete the well to test the existing zones.

Flatrock. Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, we have drilled five additional successful wells in the field. Four wells in the Flatrock field produced an average of approximately 220 million cubic feet of natural gas equivalents (MMcfe/d (41 MMcfe/d net to us) in the first quarter of 2009. Production from these wells was temporarily shut in during the second quarter of 2009 for previously reported planned facility expansion, maintenance and remediation activities. Certain of this work has been completed and production is being reestablished. Additionally, initial production recently commenced from the No. 6 well, and the well is currently being ramped up to its full production level. The remaining maintenance and remedial activities and the completion activities at the No. 5 well are ongoing, with production expected from these wells by mid-year 2009. Following these activities, we expect the gross production rate from the six wells in the field to approximate 335 MMcfe/d, 62 MMcfe/d net to us.

We are evaluating a sidetrack of the Hurricane Deep well on the southern flank of the Flatrock structure to test the significant Gyro sand encountered in the Hurricane Deep well on South Marsh Island Block 217. We control approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and we believe that we have multiple additional exploration opportunities with significant potential on this large acreage position.

Second Quarter Update. Our second quarter 2009 results will include the impact of an approximate $24 million charge associated with the Ammazzo prospect. Results may also be affected by the evaluation of our exploration wells in progress, the timing of which is dependent upon the completion of drilling and evaluation, and our periodic assessments of the carrying values of our oil and gas properties which, among other things, are dependent upon the results of published commodity forward market prices and updated reserve estimates as of June 30, 2009.

We are in discussions regarding a two-year commitment to a new drilling rig which is expected to be available in early 2010 that would enable us to have two rigs available for our deep drilling activities. We expect that the net additional commitment associated with the additional drilling rig would exceed $100 million, a portion of which we expect to share with partners in our exploration program.

For Additional Information

Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and our telephone number is (504) 582-4000. Our website is located at http://www.mcmoran.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The offering

Issuer	McMoRan Exploration Co.

Common stock offered	14,500,000 shares.

Over-allotment option	2,175,000 shares.

Common stock outstanding after this offering	84,979,840 shares (or 87,154,840 shares if the underwriters exercise their over-allotment option in full).

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures. See “Use of proceeds.”

Dividends	We have not in the past paid, and do not anticipate in the future paying, cash dividends on our common stock. See “Dividend policy.”

Risk factors	See “Risk factors” beginning on page S-6 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE symbol	“MMR.”

Transfer agent and registrar	BNY Mellon Shareowner Services.

The number of shares of common stock outstanding after this offering (assuming the exercise of the underwriters’ over-allotment option in full) is based on 70,479,840 shares of common stock that were outstanding as of May 31, 2009. The number of shares of common stock outstanding does not include shares of our common stock issuable upon conversion of our 8% convertible perpetual preferred stock offered concurrently with this offering, our 6.75% mandatory convertible preferred stock, our 5 1/4% convertible senior notes due 2011, or upon exercise of outstanding stock options and restricted stock units or upon the vesting of restricted stock awards.

Risk factors

An investment in our common stock involves certain risks. Before making an investment decision, you should carefully consider the risks described below and the risks relating to financial matters and our operations disclosed in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Item 1A of Part II of our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We caution readers that these, among other risks, may in some cases have affected, and in the future could affect, our actual consolidated results and could cause our actual consolidated results in the future to differ materially from the expectations expressed in forward-looking statements included in this prospectus supplement and the accompanying prospectus, including any documents incorporated herein or therein by reference. The market or trading price of our common stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.

Risks relating to our common stock

The price of our common stock may be volatile.

Historically, the trading price of our common stock has been volatile. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, many of which are outside of our control, including those discussed in the risk factors below, as well as:

•	actual or anticipated fluctuations in operating results;

•	declines in the market prices of oil and natural gas;

•	changes in market expectations as to our future financial performance or buy/sell recommendations of securities analysts;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	actions of our current stockholders, including sales of common stock by our directors and executive officers;

•	the arrival or departure of key personnel;

•	our, or a competitor’s, announcement of new products, services or innovations; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect the price of our common stock. For these reasons, investors should not rely on recent trends to predict future prices of our common stock or financial results.

Future issuances of equity or equity-linked securities by us could depress the market price of shares of our common stock.

As of May 31, 2009, we had 70,479,840 shares of common stock outstanding, shares of our outstanding preferred stock and our senior notes were convertible into 17,325,226 shares of common stock (assuming the maximum conversion rate of 8.0645 shares for our 6.75% mandatory convertible preferred stock), and 10,702,416 shares of common stock were authorized for issuance upon the exercise of outstanding options or the vesting of restricted stock units. The issuance of these new shares, the common stock offered hereby, the concurrent convertible perpetual preferred stock offering (including 12,605,041 shares of our common stock issuable upon conversion of such shares (assuming exercise of the underwriters’ over-allotment option in full and the initial conversion rate of 146.1454)) and the sale of additional shares that may become eligible for sale in the public market from time to time upon the exercise of stock options could have the effect of depressing the market price for shares of our common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of holders of our common stock. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

Concurrently with the shares of the common stock being offered hereby, we are offering 75,000 shares of our 8% convertible perpetual preferred stock (or 86,250 shares if the underwriters exercise their over-allotment option in full). The convertible perpetual preferred stock will have dividend and liquidation preference over our common stock and, in certain circumstances, will have certain voting rights that could adversely affect the rights of holders of common stock.

Upon completion of the issuance of our 8% convertible perpetual preferred stock, we will have two series of preferred stock outstanding, the combined dividends of which will be substantial. If we fail to make six or more specified dividend payments on either our perpetual preferred stock or our mandatory convertible preferred stock, or both, holders of our perpetual preferred stock and convertible preferred stock, voting together as a single class and with the shares of any other preferred stock or securities having similar voting rights, will be entitled to elect two directors in addition to those directors elected by the holders of our common stock.

Our ability to use our net operating loss carryforwards (“NOLs”) and a portion of our tax basis deductions may be significantly limited if we experience an “ownership change” as defined in section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).

As of March 31, 2009, we had approximately $350 million of federal NOLs available to offset future taxable income. Our ability to use our NOLs to offset future taxable income may be significantly limited under section 382 of the Code if we experience an “ownership change.”

In general, an ownership change will occur if there is a cumulative change in our ownership by “5% shareholders” (as defined in the Code) that exceeds 50 percent over a rolling three-year period. Shares issued in this common stock offering and our concurrent offering of convertible perpetual preferred stock will be included in determining the cumulative change in our ownership for section 382 purposes. We believe that our company would incur an ownership change if we sell all of the shares of common stock offered hereby and all of the shares of convertible perpetual preferred stock offered concurrently with this offering. If we do not exceed the threshold triggering an ownership change in connection with these offerings, future stock transactions that may not be within our control may also cause us to experience an ownership change.

If we experience an ownership change, the use of our NOLs will be subject to limitations under section 382. We could also be limited in our ability to use a portion of our tax basis deductions. These limitations will depend on various factors, including the market value of our company at the time of the ownership change. As a result, our future period tax liability could increase and, accordingly, adversely impact our future period cash flows. Limitations pertaining to the use of our NOLs could also result in the statutory expiration of a portion of our NOLs prior to use.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult. These provisions:

•	authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	require a supermajority vote of stockholders in order to consummate a merger or other business combination transaction;

•	establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

•	limit who may call stockholder meetings.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors other than the candidates nominated by our board of directors.

In addition, as a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with, or acquisition of, us for three years following the date that they acquired their stock position.

These provisions may deter an acquisition of us that might otherwise be attractive to stockholders.

We have no plans to pay regular dividends on our common stock.

We have not in the past paid, and do not anticipate in the future paying, cash dividends on our common stock. Subject to Delaware law, our board of directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of any applicable contractual restrictions limiting our ability to pay dividends, our earnings and cash flows, our capital requirements, our financial condition, and other factors our board of directors deems relevant. The amended and restated credit agreement of MOXY, of which we are a guarantor, restricts our payment of cash dividends or other distributions on our common stock.

We may not be able to pay cash dividends on our common stock.

Under the amended and restated credit agreement of MOXY, of which we are a guarantor, we are prohibited from paying cash dividends on our common stock. Additionally, our indenture related to our 11.875% Senior Notes restricts the payment of dividends and certain other payments, subject to an incurrence test and availability under a basket. In the event that the provisions of any future indentures or other financing agreements we enter into prohibit or restrict our ability to pay cash dividends on our common stock, we will be unable to pay cash dividends on our common stock unless we can refinance amounts outstanding under those agreements.

Under Delaware law, cash dividends on capital stock may be paid only from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then current or the preceding fiscal year. Our ability to pay cash dividends on our common stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on our common stock, we may not have sufficient cash to pay dividends on our common stock.

Our holding company structure may impact your ability to receive dividends.

We are a holding company with no material assets other than the capital stock of our subsidiaries. As a result, our ability to repay our indebtedness and pay dividends is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, loan, debt repayment or otherwise. Except with respect to certain subsidiary guarantees of our 11.875% Senior Notes, our subsidiaries do not have any obligation to make funds available to us to repay our indebtedness or pay dividends. Dividends from subsidiaries that are not wholly owned are shared with other equity owners.

In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to repay our indebtedness or pay dividends. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred stockholders.

Use of proceeds

We intend to use the net proceeds from this offering, together with the net proceeds from our concurrent offering of 75,000 shares of our 8% convertible perpetual preferred stock for general corporate purposes, including capital expenditures.

Price range of common stock

Our common stock is listed and traded on the New York Stock Exchange under the symbol “MMR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock on the New York Stock Exchange.

	High	Low

Fiscal Year 2007
First Quarter	$15.53	$11.01
Second Quarter	15.73	12.51
Third Quarter	17.93	12.94
Fourth Quarter	15.81	10.70
Fiscal Year 2008
First Quarter	18.62	12.50
Second Quarter	35.52	17.01
Third Quarter	29.88	19.55
Fourth Quarter	23.26	7.39
Fiscal Year 2009
First Quarter	12.35	3.14
Second Quarter (through June 16, 2009)	7.71	4.26

On June 16, 2009, there were 7,383 holders of record of our common stock and the last reported sale price of our common stock on the New York Stock Exchange was $5.79 per share.

Dividend policy

We have not in the past paid, and do not anticipate in the future paying, cash dividends on our common stock. In addition, our credit agreement currently prohibits our payment of dividends on our common stock. At such time, if ever, that such restrictions are lifted, the board of directors has the sole discretion as to the timing and amount of any cash dividends.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2009 on an (i) actual basis and (ii) as adjusted to reflect (a) our issuance and sale of 14,500,000 shares of common stock in this offering, assuming no exercise of the underwriters’ over-allotment option and (b) our concurrent issuance and sale of 75,000 shares of 8% convertible perpetual preferred stock, assuming no exercise of the underwriters’ over-allotment option.

This table is derived from, should be read together with, and is qualified in its entirety by reference to (i) our unaudited consolidated financial statements and the accompanying notes and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which is incorporated herein by reference.

As of March 31, 2009
(in thousands)	Actual	As adjusted

Cash and cash equivalents	$95,435	$246,963

Long-term debt (including current portion):
Senior secured revolving credit facility	—	—
11.875% senior notes	300,000	300,000
5 1/4% convertible senior notes	74,720	74,720

Total long-term debt	$374,720	$374,720
Stockholders’ equity:
Common stock, par value $0.01 per share(a)	730	875
Preferred stock(b)	158,934	233,934
Capital in excess of par value of common stock	975,642	1,052,025
Accumulated deficit	(836,712)	(836,712)
Accumulated other comprehensive loss	(32)	(32)
Common stock held in treasury(c)	(46,443)	(46,443)

Total stockholders’ equity	$252,119	$403,647

Total capitalization	$626,839	$778,367

(a)	150,000,000 shares authorized; 70,475,267 shares issued and outstanding at March 31, 2009; 84,975,267 shares issued and outstanding as adjusted for our common stock offering. Excludes shares of our common stock issuable upon conversion of our 8% convertible perpetual preferred stock offered concurrently with this offering, our 6.75% mandatory convertible preferred stock, our 5 1/4% convertible senior notes due 2011, and upon exercise of outstanding stock options and restricted stock units or upon the vesting of restricted stock awards.

(b)	50,000,000 shares authorized; 1,589,340 shares of our 6.75% mandatory convertible preferred stock issued and outstanding as of March 31, 2009. As adjusted reflects our concurrent offering of 75,000 shares of 8% convertible perpetual preferred stock recorded at the aggregate liquidation preference.

(c)	2,508,660 shares held in treasury at an average price of $18.51 per share.

Description of capital stock

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware and our amended and restated certificate of incorporation, as amended, which we refer to as our certificate of incorporation, and our amended and restated by-laws, which we refer to as our by-laws. Copies of our certificate of incorporation and by-laws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where you can find more information.”

Authorized capital stock

Under our certificate of incorporation, our authorized capital stock consists of 150,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. As of May 31, 2009, there were issued and outstanding:

•	70,479,840 shares of common stock (not including 2,508,660 shares held in treasury); and

•	1,589,340 shares of 6.75% mandatory convertible preferred stock.

As of May 31, 2009, shares of our outstanding 6.75% mandatory convertible preferred stock were convertible into 12,817,232 shares of common stock (assuming the maximum conversion rate of 8.0645 shares); our outstanding 5 1/4% convertible senior notes due October 6, 2011 were convertible into 4,507,994 shares of common stock at a conversion price of $16.575 per share; an aggregate of 10,634,750 shares of our common stock were authorized for issuance upon the exercise of outstanding stock options at an average exercise price of $13.54 per share; and an aggregate of 67,666 shares of our common stock were issuable upon vesting of restricted stock units.

Description of common stock

Common stock outstanding. The issued and outstanding shares of common stock are, and the shares of common stock that we may issue in the future will be, validly issued, fully paid and nonassessable.

Voting rights. Holders of common stock are entitled to elect all of the members of the board of directors, except that holders of our 6.75% mandatory convertible preferred stock and our 8% convertible perpetual preferred stock, voting as a single class with the shares of any other preferred stock or securities having similar voting rights, will be entitled to elect two directors in addition to those directors elected by the holders of our common stock if we fail to make specified dividend payments. See “—Description of preferred stock” for additional information relating to the voting rights of our preferred stock. Each share of common stock has one vote. With respect to all other matters submitted to a vote of stockholders, except as required by law, the holders of the common stock vote together as a single class, and record holders have one vote per share.

Dividend rights; rights upon liquidation. Subject to any preferences accorded to the holders of preferred stock, if and when issued by the board of directors, holders are entitled to dividends at such times and in such amounts as the board of directors may determine. In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of the common stock, the holders of our convertible perpetual preferred stock and mandatory convertible preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of the common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

Other rights. Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights.

Transfer agent. The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services.

NYSE. Our common stock is listed on the New York Stock Exchange under the symbol “MMR.”

Certain provisions of our certificate of incorporation and by-laws

Supermajority voting/fair price requirements. Our certificate of incorporation provides that the approval of the holders of not less than 80% of our common stock voting together as a single class, and not less than 75% of our common stock excluding common stock beneficially owned by the interested stockholder (described below) voting as a separate class, is required for:

•	any merger, consolidation or share exchange of our company or any of our subsidiaries with or into an interested stockholder (an interested stockholder is any person or entity, or any associate or affiliate of that person or entity, who (i) is the beneficial owner of 15% or more of our common stock, or (ii) is an affiliate or associate of our company and was within the two years prior to the transaction a beneficial owner, directly or indirectly, of 15% or more of our common stock, which we refer to as an interested stockholder);

•	any sale, lease, transfer, exchange, mortgage, pledge, loan, advance or similar disposition of 5% or more of the lesser of the total market value of our outstanding stock or our company’s net worth in one or more transactions involving an interested stockholder or an associate or affiliate of an interested stockholder;

•	the adoption of any plan or proposal for liquidation or dissolution of our company or any subsidiary;

•	the issuance or transfer by us or any of our subsidiaries of equity securities having a fair market value of $1 million or more in one or more transactions in any twelve-month period to any interested stockholder or affiliate or associate of an interested stockholder except pursuant to warrants or rights to purchase securities offered pro rata to all holders of common stock or by other means such that each holder of common stock is given substantially proportionate treatment;

•	any reclassification or recapitalization of securities of our company, including any reverse stock split, any merger, consolidation or share exchange of our company with any subsidiary, or any other transaction (whether or not involving an interested stockholder) that would increase, by 5% or more, an interested stockholder’s, or any associate or affiliate of an interested stockholder’s, voting power or proportionate amount of shares of any class or series of equity securities of our company or any subsidiary;

•	any loans, advances, guarantees, pledges or other financial assistance or tax advantages provided by our company or any of our subsidiaries to an interested stockholder or any affiliate or associate of an interested stockholder except proportionately as a stockholder; or

•	any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

However, the supermajority voting requirement is not applicable if:

•	our board approved the transaction before the interested stockholder became an interested stockholder by a majority vote of the members of our board and the transaction is approved by a majority vote of the continuing directors (a continuing director is any member of the board of directors who is not an interested stockholder or an affiliate of an interested stockholder and (i) was a director prior to the time the interested stockholder became an interested stockholder or (ii) was recommended or elected by a majority of the continuing directors at a meeting at which a quorum consisting of a majority of the continuing directors was present; in the absence of an interested stockholder, the continuing directors means all the directors then in office); or

•	all of the following conditions have been met: (i) the aggregate amount of consideration received per share by the holders meet certain “fair price” criteria, (ii) prior to the consummation of the transaction (a) there has been no failure to declare or pay dividends on any outstanding preferred stock, (b) there has been no reduction in the annual rate of dividends paid on common stock except to reflect a subdivision of the common stock and no failure to increase the annual rate of dividends as necessary to reflect a decrease in the number of outstanding shares of common stock, and (c) the interested stockholder has not become the beneficial owner of any additional shares of common stock except as part of the transaction that resulted in such interested stockholder becoming an interested stockholder or as a result of a pro rata stock dividend, and (iii) the interested stockholder has not received the benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantages provided by our company.

Amendment of Certain Provisions of our Certificate of Incorporation. Under Delaware law, unless the certificate of incorporation specifies otherwise, a corporation’s certificate of incorporation may be amended by the affirmative vote of the majority of the stockholders. Our certificate of incorporation requires the affirmative vote of 80% of the voting stock to amend, alter or repeal certain of its provisions regarding (i) stockholder unanimous written consents, (ii) the classification, filling of vacancies and removal of members of the board of directors, (iii) the limitation of liability of directors, (iv) business combinations and (v) amendments to our certificate of incorporation and our by-laws.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Advance notice of intention to nominate a director. Our certificate of incorporation and by-laws permit a stockholder to nominate a person for election as a director only if written notice of such stockholder’s intent to make a nomination has been delivered to our Secretary not later than the close of business on the 120th day nor earlier than the close of business on the 210th day prior to the first anniversary of the preceding year’s annual meeting. This provision also requires that the notice set forth, among other things, a description of all arrangements or understandings between the nominee and the stockholder pursuant to which the nomination is to be made or the nominee is to be elected and such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended, had the nominee been nominated by our board. Any nomination that fails to comply with these requirements may be disqualified.

Advance notice of stockholder proposals. Our by-laws permit a stockholder proposal to be presented at a stockholders’ meeting only if prior written notice of the proposal is provided to us within the time periods and in the manner specified in the by-laws.

No ability of stockholders to call special meetings. Our certificate of incorporation and by-laws deny stockholders the right to call a special meeting of stockholders, except to the extent that holders of preferred stock have the right to call a special meeting in some circumstances. Our by-laws provide that special meetings of stockholders may be called only by the chairman or either co-chairman of the board, the vice chairman of the board or the president and chief executive officer or upon a vote of the majority of the board of directors.

No action by written consent. Our certificate of incorporation prohibits our stockholders from taking any action except at an annual or special meeting of stockholders.

Removal of directors; filling vacancies on board of directors. Our certificate of incorporation provides that any director may be removed, for cause involving fraud or a violation of the duty of loyalty as determined by a court of law, by a vote of the holders of 80% of the voting stock. Any vacancies on the board of directors resulting by the death, resignation or removal of a director may be filled only by a vote of both a majority of the directors then in office and a majority of continuing directors voting as a separate group.

Amendment of by-laws. Our certificate of incorporation and by-laws provide that our by-laws may be altered, amended, changed or repealed by vote of the holders of 80% of the voting stock, or upon the affirmative vote of both a majority of the board of directors then in office and a majority of all continuing directors voting as a separate group.

Limitation of liability of directors and officers. As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to our company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate our rights and our stockholder’s rights to recover monetary damages against a director or officer for breach of a fiduciary duty of care. The provision does not eliminate or limit our right, or the right of a stockholder, to seek non-monetary relief, such as an injunction or rescission. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, our certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is our director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by the director or officer in advance of the final disposition of a proceeding according to applicable law.

Description of preferred stock

Our 6.75% mandatory convertible preferred stock has a liquidation preference of $100 per share and will automatically convert on November 15, 2010 into shares of common stock. The preferred stock is convertible into between 6.7204 and 8.0645 shares of our common stock, depending on the applicable market value of our common stock. The conversion rate is adjustable upon the occurrence of certain events, including the payment in any quarter of common stock dividends; however, adjustments required as a result of dividends that do not exceed 1% are carried forward and must be made no later than February 15 of each year. Holders may elect to convert at any time prior to November 15, 2010 at a conversion rate equal to 6.7204 shares of common stock, or an aggregate of approximately 11 million shares. In the event of a “cash acquisition” of our company as defined in the certificate of designations, holders of the preferred stock have the right to convert their shares into common stock at the “cash acquisition conversion rate” determined as set forth in the certificate of designations. In addition, in connection with a cash acquisition, we would pay converting holders additional amounts in cash or common stock, as set forth in the certificate of designations. Dividends are cumulative and are payable quarterly on February 15, May 15, August 15 and November 15. We may elect to pay dividends in cash, by delivery of shares of common stock, or through any combination of cash and common stock, in the manner set forth in the certificate of designations. Generally, we cannot pay dividends on or repurchase our common stock unless all accrued, cumulated and unpaid dividends on the 6.75% mandatory convertible preferred stock for all prior dividend periods have been paid in full.

Concurrently with this offering, we are offering 75,000 shares of 8% convertible perpetual preferred stock. Our 8% convertible perpetual preferred stock has a liquidation preference of $1,000 per share. Each share will be initially convertible into 146.1454 shares of our common stock. The conversion rate is adjustable upon the occurrence of certain events. Beginning June 15, 2014, we may redeem shares of the 8% convertible perpetual preferred stock by paying cash, our common stock or any combination thereof for $1,000 per share plus accumulated and unpaid dividends, but only if our common stock has exceeded 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice. Dividends are cumulative and are payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2009. Generally, we cannot pay dividends on or repurchase our common stock unless all accrued, cumulated and unpaid dividends on the 8% convertible perpetual preferred stock for all prior dividend periods have been paid in full.

Holders of our 6.75% mandatory convertible preferred stock and our 8% convertible perpetual preferred stock generally have no voting rights, except as required by law. If dividends payable on the preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of the preferred stock, voting as a single class with the shares of any other preferred stock or securities having similar voting rights (the “voting rights class”), will be entitled at the next meeting of our stockholders to elect two directors in addition to those directors elected by the holders of our common stock. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the preferred stock has been paid in full. We may not amend our certificate of incorporation if the amendment would adversely affect the holders of our 6.75% mandatory convertible preferred stock or 8% convertible perpetual preferred stock, unless we obtain the consent of holders of at least two-thirds the outstanding shares of the voting rights class, voting as a single class.

We may issue shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

Description of convertible notes

As of May 31, 2009, we had outstanding $74.7 million principal amount of our 5 1/4% convertible senior notes due October 6, 2011. Interest on the convertible notes is payable semiannually on April 6 and October 6. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of common stock at a conversion price of $16.575 per share, which is equal to a conversion rate of approximately 60.33 shares of common stock per $1,000 principal amount of notes. The conversion rate is adjustable upon the occurrence of certain events. For additional information about our 5 1/4% convertible senior notes due October 2011, you should refer to the indenture for the notes, which is an exhibit to our Form 10-K.

Material U.S. federal tax considerations for
non-U.S. holders of common stock

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a “non-U.S. holder,” other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of our common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates,

•	foreign corporation or

•	foreign estate or trust.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our common stock and partners in such partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of our common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

As discussed under “Dividend policy,” we have not in the past paid, and do not anticipate in the future paying, distributions on our common stock. In the event we do pay distributions, distributions made to a non-U.S. holder of common stock that constitute dividends generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty (except in circumstances described in the following paragraphs). A distribution will constitute a dividend to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of common stock and then, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of common stock, as gain from the sale or exchange of such stock. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

Withholding does not apply to dividends paid to a non-U.S. holder who provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. A foreign corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•	we are or have been a U.S. real property holding corporation, as described below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder owns or has owned a threshold amount of common stock, as described below.

Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are a U.S. real property holding corporation. Assuming that is and remains the case, as long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder nonetheless will not be subject to U.S. federal income tax on a sale or other disposition of the common stock unless the non-U.S. holder has owned or is deemed to have owned more than 5% of our common stock during a specified period prior to the disposition of any of our common stock. A non-U.S. holder who meets this threshold could be subject to U.S. federal income tax with respect to any gains on the disposition of our common stock, in which case the holder would be required to file a U.S. tax return with respect to that gain. Non-U.S. holders should consult their tax advisors regarding the possible application of these rules.

If a non-U.S. holder is engaged in a trade or business in the United States and gain recognized by the non-U.S. holder on a sale or other disposition of common stock is effectively connected with the conduct of such trade or business, the non-U.S. holder will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. Non-U.S. holders whose gain from dispositions of common stock may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of common stock, including the possible imposition of a branch profits tax.

Information reporting and backup withholding

Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and may be filed in connection with payments of proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid backup withholding. The certification procedures described above required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Federal estate tax

An individual non-U.S. holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. is acting as book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	8,917,500
Dahlman Rose & Company, LLC	1,957,500
BNP Paribas Securities Corp	725,000
Capital One SouthCoast, Inc.	725,000
Howard Weil Incorporated	725,000
TD Securities (USA) LLC	725,000
ING Financial Markets LLC	362,500
Piper Jaffray & Co	362,500

Total	14,500,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Pursuant to our written instructions, the underwriters allocated a certain number of shares of common stock to certain individuals, including 870,000 shares to James R. Moffett, our Co-Chairman of the Board and 87,000 shares to Richard C. Adkerson, our Co-Chairman of the Board.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.1640 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 2,175,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.2731 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-	With full over-
	allotment exercise	allotment exercise

Per Share	$0.2731	$0.2731
Total	$3,959,950	$4,553,943

We estimate that the total expenses of this offering payable by us, excluding the underwriting discounts and commissions, will be approximately $225,000, including approximately $62,500 for accounting fees and expenses, $85,000 for legal fees and expenses, $65,000 for printing fees and expenses and $12,500 for miscellaneous other fees and expenses.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the J.P. Morgan Securities Inc., other than (A) the shares of common stock to be sold in connection with this prospectus supplement, (B) any shares of our common stock issued upon the exercise of options granted under existing employee stock option plans and (C) any shares of our 8% convertible perpetual preferred stock to be sold to the underwriters therefor in our concurrent offering of the convertible perpetual preferred stock.

Our executive officers, including our co-chairmen of the board, have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or convertible perpetual preferred stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock or convertible perpetual preferred stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or convertible perpetual preferred stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or convertible perpetual preferred stock or such other securities, in cash or otherwise. The foregoing restrictions will not apply to (a) transfers of shares of our common stock or options to purchase our common stock made as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth herein, (b) transfers of shares of our common stock or options to purchase our common stock made to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (c) transfers of shares of our common stock to us in satisfaction of any tax withholding obligation of the undersigned or in payment of the exercise price for any stock option exercised by the undersigned; provided, however, that in the case of any transfer clause (a), (b), or (c) of the prior sentence, neither the party subject to the lock-up agreement nor the recipient shall be required to, or voluntarily, file a report under Section 16 of the Exchange Act of 1934, as amended reporting a reduction in beneficial ownership of our common stock during the lock-up period.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on New York Stock Exchange under the symbol “MMR”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Under our senior secured credit agreement, effective August 6, 2007, JPMorgan Chase Bank N.A., is administrative agent, and J.P. Morgan Securities Inc. is a joint bookrunner and joint lead arranger. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, J.P. Morgan Securities Inc. acted as financial advisors to us in connection with our 2007 acquisition of certain oil and natural gas properties from Newfield Exploration Company, and is currently acting as an underwriter in connection with our concurrent offering of our 8% convertible perpetual preferred stock.

Legal matters

The validity of the shares of our common stock being offered by us has been passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana and certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting as of December 31, 2008 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

With respect to our unaudited condensed consolidated interim financial information as of March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008 incorporated by reference in this prospectus supplement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 5, 2009, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which report is incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Reserves

The information regarding our proved oil and gas reserves as of December 31, 2008, 2007 and 2006 that is included or incorporated by reference herein, has been reviewed and verified by Ryder Scott Company, L.P. (“Ryder Scott”). This reserve information has been included or incorporated by reference herein upon the authority of Ryder Scott, as experts in petroleum engineering and oil and gas reserve determination.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.mcmoran.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and accompanying prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offerings of all of the securities covered by this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	The portions of our definitive Proxy Statement filed on April 22, 2009 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008; and

•	Registration Statement on Form 8-A, as amended, for a description of our capital stock, par value $0.01 per share, filed on June 15, 2009, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112, (504) 582-4000.

This prospectus supplement and any accompanying prospectus or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. The descriptions of these agreements contained in this prospectus supplement and accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus supplement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

$1,500,000,000

McMoRan Exploration Co.

Common stock, preferred stock, debt securities,
warrants, purchase contracts and units

We may from time to time sell any combination of common stock, preferred stock, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $1,500,000,000. The preferred stock, debt securities, warrants and units described in this prospectus may be convertible into or exercisable or exchangeable for common stock or preferred stock or other securities. The securities offered by this prospectus may be sold separately or sold as units with other securities offered hereby.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific amounts, prices and terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and the applicable prospectus supplement, together with the additional information described below, before you invest in any securities.

We may sell these securities directly to our stockholders or to purchasers or through underwriters, dealers or other agents as designated from time to time. If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, the prospectus supplement will set forth their names and any applicable fees, commissions or discounts.

Our common stock is listed on the New York Stock Exchange under the trading symbol “MMR.”

Investing in these securities involves certain risks. See “Risk Factors” in the applicable Prospectus Supplement and in our annual report on Form 10-K for the year ended December 31, 2006, and in our subsequent quarterly reports, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is October 5, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “McMoRan,” “MMR”, “we,” “us,” and “our” refer to McMoRan Exploration Co. and all entities owned or controlled by McMoRan Exploration Co.

i

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

McMoRan Exploration Co.

We engage in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. We have one of the largest acreage positions in the shallow waters of the Gulf of Mexico and Gulf coast areas, which are our regions of focus. Our oil and gas operations are conducted through McMoRan Oil & Gas LLC (MOXY), our principal operating subsidiary. Since 2004, we have participated in 17 discoveries on 31 prospects that have been drilled and evaluated, including four discoveries announced in 2007. We recently announced a potentially significant discovery called Flatrock on OCS Block 310 at South Marsh Island Block 212. Four additional prospects are either in progress or not fully evaluated.

On August 6, 2007, we completed our acquisition of substantially all of the proved property interests and related assets of Newfield Exploration Company (“Newfield”) on the outer continental shelf of the Gulf of Mexico for total cash consideration of approximately $1.08 billion and the assumption of the related reclamation obligations. This acquisition had an effective date of July 1, 2007.

We conduct substantially all of our operations in the shallow waters of the Gulf of Mexico, commonly referred to as the “shelf,” and onshore in the Gulf coast region. We believe that we have significant exploration opportunities in large, deep geologic structures located beneath the shallow waters of the Gulf of Mexico shelf and often lying below shallow reservoirs where significant reserves have been produced, commonly referred to as “deep gas” or the “deep shelf” (from below 15,000 feet to 25,000 feet). Our acquisition of the Newfield properties significantly enhances our portfolio of shelf opportunities by increasing our gross acreage position, increasing our deep gas exploration potential, providing access to new “ultra deep” opportunities (below 25,000 feet) and establishing us as one of the largest producers in the “traditional shelf” (above 15,000 feet) of the Gulf of Mexico. Further, our shelf prospects are in proximity to existing oil and gas infrastructure, which generally allows production to be brought on line quickly and at lower development costs.

In addition to our oil and gas operations, we are pursuing the development of the Main Pass Energy HubTM (MPEHTM) project for the development of an LNG regasification and storage facility through our other wholly-owned subsidiary, Freeport-McMoRan Energy LLC (Freeport

Energy). The MPEHTM project is located at our Main Pass facilities located offshore in the Gulf of Mexico, 38 miles east of Venice, Louisiana. Following an extensive review, the Maritime Administration (MARAD) approved our license application for the MPEHTM project in January 2007. The MPEHTM facility is approved with a capacity of regasifying LNG at a peak rate of 1.6 Bcf per day, storing 28 Bcf of natural gas in salt caverns and delivering 3.1 Bcf of natural gas per day, including gas from storage, to the U.S. market.

Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and our telephone number is (504) 582-4000. Our website is located at www.mcmoran.com. The information on our website is not part of this prospectus.

Use of proceeds

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Six months ended
	June 30,		Years ended December 31,
	2007		2006		2005		2004		2003		2002

Ratio of earnings to fixed charges	(a	)	(a	)	(a	)	(a	)	(a	)	20.2x
Ratio of earnings to fixed
charges and preferred stock
dividends	(b	)	(b	)	(b	)	(b	)	(b	)	10.3x

(a)	We sustained a net loss from continuing operations of $21.1 million in the six months ended June 30, 2007, $44.7 million in 2006, $31.5 million in 2005, $52.0 million in 2004 and $41.8 million in 2003. We did not have any earnings from continuing operations to cover our fixed charges of $7.2 million for the six-month period ended June 30, 2007, $15.5 million in 2006, $17.5 million in 2005, $11.2 million in 2004 and $4.7 million in 2003.

(b)	We did not have any earnings from continuing operations to cover our charges and preferred stock dividends of $7.2 million for the six months ended June 30, 2007, $17.0 million in 2006, $19.0 million in 2005, $12.7 million in 2004 and $6.3 million in 2003.

For the ratio of earnings to fixed charges calculation, earnings consist of income (loss) from continuing operations and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest. For the ratio of earnings to fixed charges and preferred stock dividends calculation, we assumed that our preferred stock dividend requirements were equal to the earnings that would be required to cover those dividend requirements.

Description of McMoRan capital stock

This section describes the general terms and provisions of the capital stock offered by this prospectus. The applicable prospectus supplement will describe the specific terms of the capital stock offered under that applicable prospectus supplement and any general terms outlined in this section that will not apply to the capital stock.

The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware, or the DGCL, and our amended and restated certificate of incorporation and our amended and restated bylaws. Copies of our amended and restated certificate of incorporation and our amended and restated bylaws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information” below.

Authorized capital stock

As of the date of this prospectus, our amended and restated certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and up to 50,000,000 shares of preferred stock, par value $0.01 per share. As of August 31, 2007, 34.7 million shares of our common stock were issued and outstanding (not including the 2.5 million shares held in treasury).

In addition, as of August 31, 2007, we had options exercisable for an aggregate 7.9 million shares of our common stock outstanding at an average exercise price of $15.01 per share. Moreover, as of August 31, 2007, our outstanding 6% Convertible Senior Notes were convertible into approximately 7.1 million shares of our common stock at a conversion price of $14.25 per share, and our outstanding 5 1/4% Convertible Senior Notes were convertible into approximately 6.9 million shares of our common stock at a conversion price of $16.575 per share. Furthermore, we have warrants outstanding to purchase approximately 2.5 million shares of our common stock at an exercise price of $5.25 per share with 1.74 million of these warrants scheduled to expire in December 2007 and the remainder scheduled to expire in September 2008.

Common stock

Common stock outstanding. The issued and outstanding shares of common stock are, and the shares of common stock that we may issue in the future will be, validly issued, fully paid and nonassessable, and not subject to any preemptive or other similar right.

Voting rights. Each holder of our common stock is entitled to one vote for each share of common stock held of record on all matters as to which stockholders are entitled to vote. Holders of our common stock may not cumulate votes for the election of directors.

Dividend rights; rights upon liquidations. Subject to the preferences accorded to the holders of any series of preferred stock if and when issued by the board of directors, holders of our common stock are entitled to dividends at such times and amounts as the board of directors may determine. We have not in the past paid, and do not anticipate paying in the foreseeable future, cash dividends on our common stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of our common stock, our creditors will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

Other rights. Shares of our common stock are not redeemable or subject to any sinking fund provisions, and have no subscription, conversion or preemptive rights.

Transfer agent. The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

NYSE. Our common stock is listed on the New York Stock Exchange under the symbol “MMR.”

Preferred stock

General. No shares of our preferred stock are currently outstanding. Our board of directors is authorized, subject to the limits imposed by the DGCL to issue one or more series of preferred stock, to fix the number of shares to be included in each series of preferred stock, and to determine the designation of any series of preferred stock. Our board of directors is also authorized to determine the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of our common stockholders. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of delaying, deferring or preventing our change in control and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock.

Prior to the issuance of shares of preferred stock of each series, we are required to file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable and will not have any preemptive or similar rights. We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

•	the title or series and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption or repurchase, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special United States Federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank. Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Anti-takeover effects of provisions of our amended and restated certificate of incorporation and amended and restated bylaws

General. Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. For a complete description of these provisions, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws, which are incorporated herein by reference.

Specifically, our amended and restated certificate of incorporation and amended and restated bylaws provide for the following:

No written consent of stockholders. Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Special meetings of stockholders. Special meetings of our stockholders may be called only by the chairman, co-chairman, or any vice-chairman of the board of directors, or by our president and chief executive officer, or by a majority of the members of the board of directors.

Advance notice requirement. Stockholder proposals to be brought before an annual meeting or a special meeting of our stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nominations of persons for election to the board of directors.

Supermajority voting/fair price requirements. Our amended and restated certificate of incorporation provides that a supermajority vote of our stockholders and the approval of our directors is required in connection with certain transactions that would result in a change of control of our company.

Amendment. The affirmative vote of at least 80% of our company’s outstanding common stock is required to amend, alter, change or repeal by stockholder action the provisions in our amended and restated certificate of incorporation providing for the following: the fair price requirements described above; the restriction on shareholder action by written consent; limitation of liability and indemnification for officers and directors; and the supermajority vote required to amend our certificate of incorporation. The affirmative vote of at least 80% of our company’s outstanding common stock is also required to amend our amended and restated bylaws by stockholder action.

Anti-takeover effects of certain provisions of Delaware law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Shareholder rights agreement

Our board of directors adopted a shareholder rights plan in November 1998 and amended the plan in December 1998. Our rights plan is designed to deter abusive takeover tactics and to encourage prospective acquirors to negotiate with our board of directors rather than attempt to acquire the company in a manner or on terms that the board deems unacceptable. Under the rights plan, we distributed one preferred stock purchase right to each holder of record of our common stock at the close of business on November 13, 1998. Once exercisable, each right will entitle stockholders to buy one one-hundredth of a share of our Series A participating cumulative preferred stock, par value $0.01 per share, at a purchase price of $80 per one one-hundredth of a share of Series A participating cumulative preferred stock. Prior to the time the rights become exercisable, the rights will be transferred with our common stock.

The rights do not become exercisable until a person or group acquires 25% or more of our common stock or announces a tender offer which would result in that person or group owning 25% or more of our common stock. However, if the person or group that acquires 25% or more of our common stock agrees to “standstill” arrangements described in the rights plan, the rights will not become exercisable until the person or group acquires 35% or more of our common stock.

Once a person or group acquires 25% or more (or 35% or more under the conditions described above) of our common stock, each right will entitle its holder (other than the acquirer) to purchase, for the $80 purchase price, the number of shares of common stock having a market value of twice the purchase price. The rights will also entitle holders to purchase shares of an acquirer’s common stock under specified circumstances. In addition, the board may exchange rights (other than the acquirer’s) for shares of our common stock.

Prior to the time a person or group acquires 25% or more (or 35% or more under the conditions described above) of our common stock, the rights may be redeemed by our board of directors at a price of $0.01 per right. As long as the rights are redeemable, our board of directors may amend the rights agreement in any respect. The terms of the rights are set forth in a rights agreement between us and Mellon Investor Services LLC, as rights agent. The rights expire on November 13, 2008 (unless extended).

The rights may cause substantial dilution to a person that attempts to acquire our company, unless the person demands as a condition to the offer that the rights be redeemed or declared invalid. The rights should not interfere with any merger or other business combination approved by our board of directors because our board may redeem the rights as described above. The rights are intended to encourage any person desiring to acquire a controlling interest in our company to do so through a transaction negotiated with our board of directors rather than through a hostile takeover attempt. The rights are intended to assure that any acquisition of control of our company will be subject to review by our board to take into account, among other things, the interests of all of our stockholders.

For a complete description of the foregoing, please refer to our shareholder rights agreement, which is incorporated herein by reference.

Description of debt securities

We may issue debt securities from time to time in one or more distinct series. This section summarizes the terms of the debt securities that are common to all series. All of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement relating to that series of debt securities. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the applicable prospectus supplement that may modify or replace any information below. If there are differences between the applicable prospectus supplement and this prospectus, the prospectus supplement will control.

We may issue senior debt securities under a senior indenture that we will enter into with a trustee named in the senior indenture. We may issue subordinated debt securities under a subordinated indenture that we will enter into with a trustee named in the subordinated indenture. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” in this prospectus to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following are summaries of the anticipated material provisions of the senior debt securities, the subordinated debt securities and the indentures and are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. There may also be provisions in the indentures which are important to you. We urge you to read the indenture applicable to a particular series of debt securities because it, and not this description, defines your rights as a holder of such debt securities.

General

We may issue debt securities in distinct series. The prospectus supplement relating to any series of debt securities will set forth:

•	whether the debt securities will be senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount that may be issued;

•	the maturity date(s);

•	the interest rate(s), which may be fixed or variable, or the method for determining the interest rate(s), the date(s) interest will accrue, the interest payment date(s) and the regular record date(s) or the method for determining such date(s);

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the place(s) where payments may be made;

•	any mandatory or optional redemption provisions;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount;

•	any defeasance provisions if different from those described below under “—Satisfaction and Discharge; Defeasance”;

•	any conversion or exchange provisions;

•	the terms and conditions, if any, pursuant to which the notes are secured;

•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;

•	whether the debt securities will be issuable in the form of a global security and the identity of the depositary for the global securities, if different then described below under “FORMS OF SECURITIES”;

•	any subordination provisions, if different from those described below under “—Subordinated Debt Securities”;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	any provisions granting special rights to holders when a specified event occur; and

•	any other specific terms of such debt securities which are not inconsistent with the provisions of the indentures.

Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.

Security

Our obligations under any debt securities issued may be secured by some or all of our assets or by guarantees of one or more of our subsidiaries. The terms and conditions pursuant to which our debt securities may be secured will be described in the applicable prospectus supplement.

In addition, as security for any debt securities issued, we may use the net proceeds from an offering to acquire U.S. government securities and pledge those securities to a trustee for the exclusive benefit of the holders of the debt securities (and not for the benefit of other creditors). The amount of U.S. government securities acquired will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of a certain number of scheduled interest payments due on the debt securities. The amount of net proceeds from an offering used to acquire U.S. government securities and the number of scheduled interest payments to be secured for a particular offering of debt securities will be described in the applicable prospectus supplement. In addition, the terms and conditions pursuant to which we would pledge the U.S. government securities for the benefit of the holders of the debt securities will be described in the applicable prospectus supplement.

Special terms of the debt securities

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon note, which:

•	is issued at a price lower than the amount payable upon its state maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

The material United Stated federal income tax consequences applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

The debt securities of any series may be convertible into or exchangeable for our common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at the holder’s option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of our common stock or other securities the holder would receive would be converted or exchanged.

Exchange and transfer

Except as may be described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series. Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any taxes, assessments or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and paying agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. Unless otherwise indicated in a prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent.

We may name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, merger and sale of assets

The indentures may contain covenants that restrict our ability to merge or consolidate with another person, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. Any successor or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

Events of default

Unless we inform you otherwise in the prospectus supplement, the indentures will define an event of default with respect to any series of debt securities as one or more of the following events:

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series for 30 days when due;

•	failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture;

•	our bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in the fourth bullet point above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of a series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the principal amount of the debt securities of that series to be due and payable immediately.

If an event of default described in the fourth bullet point above shall occur, the principal amount of all debt securities of that series will automatically become immediately payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “—Subordinated Debt Securities”.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and it consequences, except a continuing default or events of default in the payment of principal, premium, if any, or interest on the debt securities of such series.

After acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of an affected series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

•	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

A holder of debt securities may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed above.

We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indentures.

Modification and waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to fix any ambiguity, defect or inconsistency in such indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of the debt securities of any series.

We and the trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding debt security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	waive any default or event of default in payment of the principal of, premium or interest on any debt security;

•	waive a redemption payment or modify any of the redemption provisions of any debt security;

•	in the case of the subordinated debt securities, modifying the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	in the case of secured debt securities, changing the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of such secured debt securities;

•	adversely affect the right to convert or exchange any debt security in any material respect; or

•	change the provisions in an indenture that relate to modifying or amending such indenture.

Satisfaction and discharge; defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

Each indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

•	to be released from our obligations under certain covenants described in the indentures and from the consequences of an event of default resulting from a breach of these covenants.

We refer to the first bullet point above as “legal defeasance” and the second bullet point above as “covenant defeasance.” Our legal defeasance or covenant defeasance option may be exercised only if:

•	we deposit in trust with the trustee enough money in cash and/or U.S. government obligations to pay in full the principal of and interest and premium, if any, on the debt securities.

•	the deposit of the money by us does not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which we are a party.

•	no default or event of default with respect to the debt securities of such series shall have occurred and be continuing on the date of the deposit of the money or during the preference period applicable to us.

•	we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance this opinion must be based on a ruling of the Internal Revenue Service or a change in the United Stated federal income tax law.

•	in the case of legal defeasance, such legal defeasance does not result in the trust arising from the deposit of the money constituting an investment company, as defined in the Investment Company Act of 1940, as amended, or the 1940 Act, or such trust shall be qualified under the 1940 Act or exempt from regulation thereunder.

•	we deliver to the trustee an officers’ certificate and opinion of counsel, each stating that all conditions precedent with respect to such defeasance have been complied with.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Governing law

The indentures and the debt securities will be governed by, and construed in accordance with the law of the State of New York.

Regarding the trustee

We may appoint a separate trustee for any series of debt securities. The trustee will have all the duties and responsibilities of an indenture trustee specified in the Trust Indenture Act. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Each indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

Payment on the subordinated debt securities will, to the extent provided in the subordinated indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The subordinated debt securities also will be effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries, if any.

Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of our senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any of our senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The subordinated indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

•	a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of senior indebtedness occurs and is continuing beyond any applicable period of grace, which is called a “payment default”;

•	a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives notice of such default, which is called a “payment blockage notice” from us or any other person permitted to give such notice under the subordinated indenture, which is called a “non-payment default”; or

•	any judicial proceeding is pending in connection with a default.

If the trustee or any holder of the subordinated debt securities receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the subordinated indenture.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee’s claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

The subordinated indenture allows us to change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

Description of warrants

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Description of purchase contracts

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

Description of units

We may issue units consisting of two or more securities described in this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. The holder of a unit, therefore, will have the rights and obligations of a holder of each underlying security. The applicable prospectus supplement will describe:

•	the terms of the units and of the underlying securities, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Forms of securities

Each debt security, warrant and unit will be represented by one or more global securities representing the entire issuance of securities. Global securities will be issued in registered form. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as will be explained more fully in the applicable prospectus supplement.

Plan of distribution

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers for resale to the public or to investors;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions,

•	at a fixed public offering price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, each series of securities will be a new issue of securities and will have no established trading market, other than the common stock which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Where you can find more information

Government filings

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like us who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

Information incorporated by reference

The Securities and Exchange Commission allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed), until all the securities offered under this prospectus are sold.

McMoRan Exploration Co.
Securities and exchange commission filings	Period or date filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2006
Quarterly Report on Form 10-Q	First quarter ended March 31, 2007 and second quarter ended June 30, 2007
Current Reports on Form 8-K	January 5, 2007, January 11, 2007, January 18, 2007, January 23, 2007, January 30, 2007, February 26, 2007, March 21, 2007, April 17, 2007, May 29, 2007, June 22, 2007, July 2, 2007, July 3, 2007, July 12, 2007, July 19, 2007, August 3, 2007, August 10, 2007, August 16, 2007 and September 27, 2007
Proxy Statement on Schedule 14A	Filed on March 26, 2007

Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the company at the following address:

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
Attention: Investor Relations
Telephone: (504) 582-4000

Information concerning forward-looking statements

This prospectus and our financial statements and other documents incorporated by reference in this prospectus contain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. When used in this document, the words “anticipates”, “may”, “can”, “plans”, “feels”, “believes”, “estimates”, “expects”, “projects”, “intends”, “likely”, “will”, “should”, “to be” and any similar expressions and any other statements that are not historical facts, in each case as they relate to us or company management are intended to identify those assertions as forward-looking statements. In making any of those statements, the person making them believes that its expectations are based on reasonable assumptions. However, these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading “Risk Factors” included in Item 1A of our annual report on Form 10-K for the year ended December 31, 2006, and other factors described in our periodic reports filed from time to time with the Securities and Exchange Commission.

Some other risks and uncertainties include, but are not limited to:

•	general industry conditions, such as fluctuations in the market prices of oil and natural gas;

•	our ability to obtain additional capital;

•	environmental and related indemnification obligations;

•	adverse weather conditions and natural disasters, such as hurricanes;

•	the speculative nature of oil and gas exploration;

•	adverse financial market conditions;

•	shortage of supplies, equipment and personnel;

•	regulatory and litigation matters and risks; and

•	changes in tax and other laws.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of our operations or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Legal opinions

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

Experts

The consolidated financial statements of McMoRan Exploration Co. appearing in McMoRan Exploration Co.’s Annual Report on Form 10-K for the year ended December 31, 2006 and McMoRan Exploration Co. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and McMoRan Exploration Co. management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of McMoRan Exploration Co. as of March 31, 2007 and for the three-month periods ended March 31, 2007 and 2006, and as of June 30, 2007 and for the three-month and six-month periods ended June 30, 2007 and 2006, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 30, 2007, included in McMoRan Exploration Co.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and their separate report dated August 6, 2007 included in McMoRan Exploration Co.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, both of which reports are incorporated by reference herein, state that they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Securities Act”) for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

The audited historical statements of revenues and direct operating expenses of certain oil and gas properties acquired from Newfield Exploration Company included on pages 1 through 8 of Exhibit 99.1 of McMoRan Exploration Co.’s Current Report on Form 8-K/A dated August 16, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Reserves

The information regarding our reserves as of December 31, 2006 that is either included in this prospectus or incorporated by reference to our annual report on Form 10-K for the year ended December 31, 2006 has been reviewed and verified by Ryder Scott Company, L.P. This reserve information has been included in this prospectus and incorporated by reference herein in reliance upon the authority of Ryder Scott as experts in reserve determination.

14,500,000 shares

McMoRan Exploration Co.

Common shares

Prospectus supplement

Book-Running Manager

J.P. Morgan

Co-Managers
Dahlman Rose & Company
BNP PARIBAS
Capital One Southcoast
Howard Weil Incorporated
TD Securities
ING Wholesale
Piper Jaffray

June 17, 2009